Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Marijke Shugrue	Matthew Booher
908-953-7643 (office)	908-953-7500 (office)
mshugrue@avaya.com	mbooher@avaya.com

AVAYA REPORTS FIRST FISCAL QUARTER 2013 RESULTS

First Quarter 2013

•	Revenue of $1.24 billion

•	Operating Income of $23 Million, Non-GAAP Operating Income(1) of $193 Million

•	Adjusted EBITDA(1) of $251 Million

Santa Clara, CA. – Avaya Inc., a global provider of business communications and collaboration systems, software and services, today reported results for the first quarter of fiscal 2013. For the first fiscal quarter, revenue was $1.24 billion, down 2.9% compared to the prior quarter, primarily due to seasonality and reduced demand in the U.S. Federal Government sector and the Americas International theater. On a year over year basis revenue was down 10.6% compared to the first quarter of fiscal 2012. The revenue decline was primarily due to lower customer demand in a cautious spending environment. Operating income was $23 million compared to operating income of $76 million for the prior quarter and $82 million for the first quarter of fiscal 2012. First quarter adjusted EBITDA was $251 million which compares to adjusted EBITDA of $267 million for the prior quarter and $279 million for the first quarter of fiscal 2012. Cash flow from operations was $6 million for the first quarter. Cash and cash equivalents was $285 million as of December 31, 2012 compared to $337 million as of September 30, 2012.

“Avaya’s first quarter results evidenced continued operational discipline as revenue declined due to the current cautious economic environment,” said Kevin Kennedy, President and CEO, Avaya. “We continued to take the necessary actions to reduce our cost structure and improve our profitability. Avaya will continue to execute and deliver operational efficiencies and productivity improvements while maintaining our focus on growth, through product innovation and improved alignment of our go to market investments.”

[1]

Refer to Supplemental Financial Information accompanying this press release for a reconciliation of GAAP to non-GAAP numbers and for reconciliation of adjusted EBITDA for the fourth quarter of 2012 see our Form 8-K filed with the SEC on December 11, 2012 at www.sec.gov.

First Fiscal Quarter Highlights

•	Revenue of $1.24 billion decreased 2.9% compared to the prior quarter and decreased 10.6% compared to the first quarter of fiscal 2012

•	Gross margin was 53.7% compared to 50.6% for the prior quarter and 50.8% for the first quarter of fiscal 2012

•	Non-GAAP gross margin(1) was 55.6% compared to 54.7% for the prior quarter and 54.4% for the first quarter of fiscal 2012

•	Adjusted EBITDA was $251 million or 20.2% of revenue compared to $267 million or 20.9% of revenue for the prior quarter and $279 million or 20.1% of revenue for the first quarter of fiscal 2012

•	Global Communications Solutions revenue of $573 million decreased 2.6% compared to the prior quarter and decreased 14.1% compared to the first quarter of fiscal 2012

•	Networking revenue of $58 million decreased 9.4% compared to the prior quarter and decreased 29.3% compared to the first quarter of 2012

•	Avaya Global Services revenue of $609 million decreased 2.6% compared to the prior quarter and decreased 4.5% compared to the first quarter of 2012

•	For the first fiscal quarter, percentage of revenue by geography was, U.S. with 54%, EMEA with 27%, Asia – Pacific with 10% and Americas International with 9%.

•	The Company had $285 million in cash and cash equivalents as of December 31, 2012

Conference Call and Webcast

Avaya will host a conference call to discuss these results at 5:00 p.m. EST on Tuesday, February 5, 2013. To access the conference call, dial 800-882-9327 in the U.S. or Canada and 706-645-9730 for international callers and provide the operator the conference passcode number of 91163824. To ensure you are on the call from the start, we suggest you access the call 10-15 minutes prior to the start of the call.

WEBCAST Information: Avaya will webcast this conference call live. To ensure that you are on the webcast, we suggest that you access our website (www.avaya.com/investors) 10-15 minutes prior to the start. Supplementary materials accompanying the conference call are available at the same location. Following the live webcast, a replay will be available on our archives at the same web address.

About Avaya

Avaya is a global provider of business collaboration and communications solutions, providing unified communications, contact centers, networking and related services to companies of all sizes around the world. For more information please visit www.avaya.com.

Certain statements contained in this press release are forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will” or other similar terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. For a list and description of such risks and uncertainties, please refer to Avaya’s filings with the SEC that are available at www.sec.gov. Avaya disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Avaya Inc.

Consolidated Statements of Operations

(Unaudited; in millions)

	For the three months ended December 31,
	2012	2011
REVENUE
Products	$631	$749
Services	609	638

	1,240	1,387

COSTS
Products:
Costs (exclusive of amortization of intangibles)	261	311
Amortization of technology intangible assets	22	50
Services	291	322

	574	683

GROSS PROFIT	666	704

OPERATING EXPENSES
Selling, general and administrative	384	433
Research and development	118	111
Amortization of intangible assets	57	56
Restructuring and impairment charges, net	84	21
Acquisition-related costs	—	1

	643	622

OPERATING INCOME	23	82

Interest expense	(108)	(109)
Loss on extinguishment of debt	(3)	—
Other expense, net	(6)	(1)

LOSS BEFORE INCOME TAXES	(94)	(28)

Benefit from income taxes	(9)	(2)

NET LOSS	$(85)	$(26)

Avaya Inc.

Consolidated Balance Sheets

(Unaudited; in millions)

	December 31, 2012	September 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$285	$337
Accounts receivable, net	763	782
Inventory	258	255
Deferred income taxes, net	16	18
Other current assets	260	252

TOTAL CURRENT ASSETS	1,582	1,644

Property, plant and equipment, net	360	364
Deferred income taxes, net	45	43
Intangible assets, net	1,697	1,775
Goodwill	4,188	4,188
Other assets	193	180

TOTAL ASSETS	$8,065	$8,194

LIABILITIES
Current liabilities:
Debt maturing within one year	$34	$37
Accounts payable	446	438
Payroll and benefit obligations	236	262
Deferred revenue	617	616
Business restructuring reserve, current portion	122	84
Other current liabilities	240	302

TOTAL CURRENT LIABILITIES	1,695	1,739

Long-term debt	6,075	6,084
Pension obligations	1,754	1,763
Other postretirement obligations	351	360
Deferred income taxes, net	207	204
Business restructuring reserve, non-current portion	78	51
Other liabilities	438	429

TOTAL NON-CURRENT LIABILITIES	8,903	8,891

Commitments and contingencies

DEFICIENCY
Common stock	—	—
Additional paid-in capital	2,927	2,926
Accumulated deficit	(4,321)	(4,236)
Accumulated other comprehensive loss	(1,139)	(1,126)

TOTAL DEFICIENCY	(2,533)	(2,436)

TOTAL LIABILITIES AND DEFICIENCY	$8,065	$8,194

Avaya Inc.

Condensed Statements of Cash Flows

(Unaudited; in millions)

	For the three months ended December 31,
	2012	2011
Net cash (used for) provided by:
Net loss	$(85)	$(26)
Adjustments to net loss	101	157
Changes in operating assets and liabilities	(10)	(141)

Operating activities	6	(10)
Investing activities	(31)	(36)
Financing activities	(26)	(10)
Effect of exchange rate changes on cash and cash equivalents	(1)	1

Net decrease in cash and cash equivalents	(52)	(55)
Cash and cash equivalents at beginning of year	337	400

Cash and cash equivalents at end of year	$285	$345

Avaya Inc.

Supplemental Revenue Schedules

(Unaudited; in millions)

For the Three Months Ended				For the Three Months Ended December 31,
Mar. 31,	June 30,	September 30,		Revenues		Mix		Change
2012	2012	2012		2012	2011	2012	2011	Amount	Pct.

			Revenue by Segment
$574	$561	$588	Global Communications Solutions	$573	$667	46%	48%	$(94)	-14.1%
(1)	(1)	—	Purchase accounting adjustments	—	—	0%	0%	—	—
64	74	64	Networking	58	82	5%	6%	(24)	-29.3%

637	634	652	Total ECS product revenue	631	749	51%	54%	(118)	-15.8%
620	616	625	AGS	609	638	49%	46%	(29)	-4.5%

$1,257	$1,250	$1,277	Total revenue	$1,240	$1,387	100%	100%	$(147)	-10.6%

			Revenue by Geography
$678	$666	$694	U.S.	$670	$748	54%	54%	$(78)	-10.4%

			International:
327	330	327	EMEA	331	365	27%	26%	(34)	-9.3%
117	128	126	APAC - Asia Pacific	123	126	10%	9%	(3)	-2.4%
135	126	130	Americas International - Canada and Latin America	116	148	9%	11%	(32)	-21.6%

579	584	583	Total International	570	639	46%	46%	(69)	-10.8%

$1,257	$1,250	$1,277	Total Revenue	$1,240	$1,387	100%	100%	$(147)	-10.6%

6

Use of Non-GAAP (Adjusted) Financial Measures

The information furnished in this release includes non-GAAP financial measures that differ from measures calculated in accordance with GAAP, including adjusted EBITDA, Non-GAAP gross margin and Non-GAAP operating income.

EBITDA is defined as net income (loss) before income taxes, interest expense, interest income and depreciation and amortization. Adjusted EBITDA is EBITDA further adjusted to exclude certain charges and other adjustments permitted in calculating covenant compliance under our debt agreements as further described in our SEC filings.

We believe that including supplementary information concerning adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our debt agreements and because it serves as a basis for determining management compensation. In addition, we believe adjusted EBITDA provides more comparability between our historical results and results that reflect purchase accounting and our current capital structure. Accordingly, adjusted EBITDA measures our financial performance based on operational factors that management can impact in the short-term, namely the company’s pricing strategies, volume, costs and expenses of the organization.

Adjusted EBITDA has limitations as an analytical tool. Adjusted EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. While adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. Adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. In particular, based on our debt agreements the definition of adjusted EBITDA allows us to add back certain non-cash charges that are deducted in calculating net income (loss). Our debt agreements also allow us to add back restructuring charges, certain fees payable to our private equity sponsors and other specific cash costs and expenses as defined in the agreements and that portion of our pension costs, other post-employment benefits costs, and non-retirement post-employment benefits costs representing the amortization of pension service costs and actuarial gain or loss associated with these employment benefits. However, these are expenses that may recur, may vary and are difficult to predict. Further, our debt agreements require that adjusted EBITDA be calculated for the most recent four fiscal quarters. As a result, the measure can be disproportionately affected by a particularly strong or weak quarter. Further, it may not be comparable to the measure for any subsequent four-quarter period or any complete fiscal year.

Non-GAAP gross margin excludes the amortization of technology intangible assets, impairment of long lived assets, transition services agreement costs incurred in connection with the acquisition of Nortel’s enterprise solutions business, share based compensation and purchase accounting adjustments. We have included Non-GAAP gross margin because we believe it provides additional useful information to investors regarding our operations by excluding those charges that management does not believe are reflective of the company’s ongoing operating results when assessing the performance of the business.

Non-GAAP operating income excludes the amortization of technology intangible assets, restructuring and impairment charges, acquisition and integration related costs, share based compensation, impairment of long lived assets and purchase accounting adjustments. We have included Non-GAAP operating income because we believe it provides additional useful information to investors regarding our operations by excluding those charges that management does not believe are reflective of the company’s ongoing operating results when assessing the performance of the business.

These non-GAAP measures are not based on any comprehensive set of accounting rules or principals and have limitations as analytical tools in that they do not reflect all of the amounts associated with Avaya’s results of operations as determined in accordance with GAAP. As such, these measures should only be used to evaluate Avaya’s results of operations in conjunction with the corresponding GAAP measures.

The following tables reconcile GAAP measures to non-GAAP measures:

Avaya Inc.

Supplemental Schedule of Non-GAAP Adjusted EBITDA

(Unaudited; in millions)

	For the three months ended December 31,
	2012	2011
Net loss	$(85)	$(26)
Interest expense	108	109
Interest income	(1)	(1)
Benefit from income taxes	(9)	(2)
Depreciation and amortization	114	143

EBITDA	127	223
Restructuring charges, net	84	21
Sponsors’ fees	2	2
Acquisition-related costs	—	1
Integration-related costs	4	5
Loss on extinguishment of debt	3	—
Third-party fees expensed in connection with the debt modification	4	—
Non-cash share-based compensation	2	3
Loss on investments and sale of long-lived assets, net	—	1
Loss on foreign currency transactions	2	1
Pension/OPEB/nonretirement postemployment benefits and long-term disability costs	23	22

Adjusted EBITDA	$251	$279

Avaya Inc.

Supplemental Schedules of Non-GAAP Reconciliations

(Unaudited; in millions)

	For the Three Months Ended
	Dec. 31 2011	Mar. 31, 2012	June 30 2012	Sept. 30, 2012	Dec. 31 2012
Reconciliation of Non-GAAP Gross Profit and Non-GAAP Gross Margin
GAAP Gross Profit	$704	$613	$623	$646	$666
GAAP Gross Margin	50.8%	48.8%	49.8%	50.6%	53.7%

Items excluded:
Amortization of technology intangible assets	50	49	47	46	22
Impairment of capitalized software development costs	—	—	2	4	—
Share-based compensation	1	1	1	1	1
Purchase accounting adjustments	—	1	1	1	—

Non-GAAP Gross Profit	$755	$664	$674	$698	$689

Non-GAAP Gross Margin	54.4%	52.8%	53.9%	54.7%	55.6%

Reconciliation of Non-GAAP Operating Income
GAAP Operating Income (Loss)	$82	$(66)	$23	$76	$23
Percentage of Revenue	6%	-5%	2%	6%	2%

Items excluded:
Amortization of acquired assets	106	105	104	103	79
Restructuring and impairment charges, net	21	90	21	15	84
Acquisition/integration-related costs	6	6	6	6	5
Share-based compensation	3	2	2	1	2
Impairment of capitalized software development costs	—	—	2	4	—
Purchase accounting adjustments	—	1	1	1	—

Non-GAAP Operating Income	$218	$138	$159	$206	$193

Percentage of Revenue	15.7%	11.0%	12.7%	16.1%	15.6%